UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 8-K

                             CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the Securities
                          Exchange Act of 1934

                 Date of Report:  November 21, 1997


                              MEDPLUS, INC.
         (Exact name of registrant as specified in its charter)

                Ohio                               48-1094982
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification No.)

                   8805 Governor's Hill Drive, Suite 100
                           Cincinnati, OH  45249
                 (Address of principal executive offices)

                              (513) 583-0500
         (Registrant's telephone number, including area code)


                                   N/A
     (Former name or former address, if changed since last report)






Item 5. Other Events. On November 21, 1997, the registrant issued the attached press release announcing that it had signed a letter of intent with Becton Dickinson and Company pursuant to which Becton Dickinson will acquire IntelliCode Intelligent Bar Coding Systems, a division of MedPlus, Inc., for an initial payment of $18 million and purchase $2 million worth of shares of MedPlus common stock.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated November 21, 1997


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MEDPLUS, INC.



Date: November 21, 1997           By:   /s/ Daniel A. Silber
                                        Daniel A. Silber
                                        Chief Financial Office



Exhibit 99.1

FOR IMMEDIATE RELEASE            CONTACT:  Philip S. Present, II
                                           Chief Operating Officer
                                           (513) 583-0500


MEDPLUS TO RECEIVE INITIAL PAYMENT OF $20 MILLION FROM BECTON
DICKINSON FOR ACQUISITION OF INTELLICODE(R) DIVISION AND INVESTMENT IN COMMON STOCK


CINCINNATI. NOVEMBER 21, 1997 - MedPlus, Inc. (NASDAQ: MEDP) today announced that it has signed a letter of intent pursuant to which Becton Dickinson and Company will acquire IntelliCode Intelligent Bar Coding Systems, a division of MedPlus, Inc., for an initial payment of $18 million. The divestiture of IntelliCode also provides MedPlus with a five-year royalty arrangement based on future defined net revenues of that entity. Concurrent with the acquisition of IntelliCode, Becton Dickinson will also purchase $2 million worth of shares of MedPlus common stock. The acquisition of the IntelliCode division and the purchase of MedPlus common stock, which are subject to the completion of due diligence, regulatory approval, and approval of the boards of directors of both companies, are anticipated to be completed no later than January 31, 1998.

"We believe that MedPlus has a proven record of delivering world class information technology products to the health care industry," said Sam Riccitelli, vice president and general manager for the Medication/Specimen Management division of Becton Dickinson. "The acquisition of MedPlus' IntelliCode identification technology systems will assist Becton Dickinson to continue to ensure the safe and accurate collection, labeling, processing, and tracking of blood and other samples to meet the rapidly changing needs of the clinical laboratory. Our equity investment in MedPlus is indicative of our confidence in both MedPlus' senior management team and the future of the company."

"We are delighted to have one of the most prestigious companies in the health care industry as a shareholder in our company," said Richard A. Mahoney, president and chief executive officer of MedPlus. "The funds received from Becton Dickinson will enable us to maximize our efforts to become the pre-eminent company in the electronic medical records market, which is expected to become a $1 billion industry in the near-term. In addition, this funding will be used to continue our development of our web access to legacy systems capabilities, which we believe is one of the most critical information technology needs in the health care industry today. While IntelliCode has historically made a significant contribution to our consolidated revenues, we believe the revenue growth of our other product lines in 1998 will far exceed the impact of this transaction."

Founded in 1991, MedPlus was the first company to introduce intelligent bar coding technology to the health care industry. Today, with more than 700 health care customers worldwide, MedPlus maintains a market leadership position for bar coding in health care. Becton Dickinson's acquisition will allow IntelliCode to continue expansion of its core technologies to include complementary applications and services for automated specimen and medication management. It will also allow MedPlus to enhance its focus on delivering data management solutions for health care organizations. These include ChartMaxx Electronic Patient Record System, OptiMaxx Document Archival and Retrieval Systems, and services delivered by FutureCORE, a wholly-owned subsidiary of MedPlus with expertise in health care process improvement, consulting/implementation, automation and systems integration.

Becton Dickinson manufactures and sells a broad range of medical supplies and devices and diagnostic systems for use by health care professionals, medical research institutions and the general public. For the fiscal year ended September 30, 1997, Becton Dickinson had total revenues of $2.8 billion and net income of $300 million. A world leading supplier of sample collection products, the company was the first in the industry to make evacuated blood collection devices to improve the quality and safety of the pre-analytical diagnostic process.

MedPlus is a Cincinnati-based company that develops, sells and supports hardware and software solutions to address the needs of health care organizations. Offerings include electronic patient record systems, document archival and retrieval systems, intelligent bar coding systems, object oriented workflow and document management systems and hospital, regional reference laboratory and physician office productivity consulting.

MedPlus notes that many of the statements made herein are forward-looking statements. As such, factors may occur which could cause actual events to differ materially from those anticipated in these statements. For example, no definitive agreement with respect to the acquisition of IntelliCode by Becton Dickinson has been executed by the parties and any closing of the transaction will, as noted above, be subject to the completion of due diligence by Becton Dickinson, regulatory approval and approval of the final terms of any definitive agreement by the Boards of Directors of both companies. Failure of the satisfactory completion of any of these items may prevent the transaction from occurring at all.

In addition, if the transaction is completed, while MedPlus believes the revenue growth of its product lines other than IntelliCode in 1998 will more than offset the impact of this transaction, there can be no assurance that such revenue growth will occur. Factors beyond the control of MedPlus, such as market conditions and/or increased competition, could impact such anticipated revenue growth.


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